Exhibit 10.11
March 6, 2018

Jennifer Pileggi
C/O Zuora, Inc.
3050 South Delaware Street Suite 301
San Mateo, CA 94403

Re:    Continued Employment with Zuora, Inc.

Dear Jennifer,

This employment letter confirms your continued employment as SVP General Counsel with Zuora, Inc., a Delaware Corporation (the “Company” or “Zuora”). You will continue to report to Tien Tzuo, Zuora’s Chief Executive Officer.

1.Salary and Variable Compensation. Your annual base salary will be Two Hundred Seventy Five Thousand Dollars ($275,000) per year and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. The Company currently pays salary on the 15th and last day of each month. You will also be eligible to participate in the executive incentive compensation plan which will provide you with the opportunity to earn variable compensation.

2.Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. As an executive, you will also be entitled to participate in our “unlimited vacation” policy which allows you to take time off as needed. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

3.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. You acknowledge that you have signed and are bound by the terms of the Company’s standard “Employee Invention Assignment and Confidentiality Agreement.” During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Employment Letter

4.Equity. You currently hold Company equity grants. You will be eligible for future discretionary equity grants at the sole discretion of the Company. We also acknowledge that you have entered into a Change in Control and Severance Agreement with the Company.

5.Non-Solicitation. During your employment with the Company and for a period of one (1) year thereafter, you will not directly or indirectly solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity.

6.At Will Employment. While we look forward to a continued long and profitable relationship, you are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Very truly yours,
/s/ Tien Tzuo
Tien Tzuo
Chief Executive Officer

I have read and understood this employment letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment except as specifically set forth herein.

/s/ Jennifer Pileggi	Date signed:	March 7, 2018
Jennifer Pileggi